Exhibit 10.1

SYNCHRONOSS TECHNOLOGIES, INC.
RETENTION BONUS PLAN

SECTION 1.                                                 INTRODUCTION.

The Synchronoss Technologies, Inc. Retention Bonus Plan (the “Plan”) is hereby established effective as of July 26, 2017 (the “Effective Date”). The purpose of the Plan is to provide certain Eligible Employees of the Company, who are critical to the Company’s future success, with an opportunity to earn a Retention Bonus and, in certain cases, Retention Restricted Shares as set forth below.  The Plan is intended to provide additional incentive for Eligible Employees to remain employed during a critical period for the Company.  This Plan shall not supersede any individually negotiated and signed employment contract or other compensatory agreements.

SECTION 2.                                                 DEFINITIONS.

For purposes of the Plan the following terms are defined as follows:

(a)                                 “Affiliate” means an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Cause” means the Committee’s reasonable determination that any of the following has occurred with respect to a Participant: (i) an unauthorized use of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material breach by a Participant of any material agreement between the Participant and the Company; (iii) a material failure  to comply with the Company’s written policies or rules; (iv) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v)  gross negligence or willful misconduct which causes material harm to the Company; (vi)  continued failure  to perform reasonably assigned duties after receiving written notification of such failure from the Company; or (vii) a failure  to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

(d)                                 “Change in Control” means any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities; (i) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (ii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii) individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                   “Common Stock” means the Company’s common stock.

(g)                                  “Company” means Synchronoss Technologies, Inc., its Affiliates and any successor.

(h)                                 “Committee” means the Compensation Committee of the Company’s Board.

(i)                                     “Eligible Employee” means any employee of the Company (other than the Company’s Chief Executive Officer who is not eligible) who receives a Notification Letter that he or she is eligible to participate in the Plan.

(j)                                    “Effective Date” means July 26, 2017.

(k)                                 “Involuntary Termination” means a Participant’s or Next Level Participant’s involuntary termination of employment by the Company resulting in a Separation for the following reasons: (i) death or disability (as defined in Treas. Reg. § 1.409A-3(iii)(4)), (ii) termination without Cause or (iii) solely with respect to a Participant, his or her resignation within 30 days of his or her Salary Reduction.

(l)                                     “Next Level Participant” means those Participants who are designated by the Company in their Notification Letter as a “Next Level Participant.”

(m)                             “Notification Letter” means a written communication from the Company to the Participant or Next Level Participant notifying him or her of their participation in the Plan

(n)                                 “Participant” means an Eligible Employee who has been notified in writing by the Company of his or her participation in the Plan.

(o)                                 “Plan Administrator” means the Committee with respect to Participants who are Section 16 officers of the Company, and with respect to any Participant or Next Level Participant who is not a Section 16 officer then any person designated by the Committee.

(p)                                 “Retention Bonus” means a cash bonus to be paid to a Participant or Next Level Participant subject to the terms and condition set forth herein, and the target amount of such Retention Bonus (the “Target”) as set forth in the Notification Letter.

(q)                                 “Retention Restricted Shares” means a number of restricted shares of the Company’s Common Stock issued to a Participant.

(r)                                    “Salary Reduction” means the Company reduces a Participant’s base salary by greater than 10% provided that the Company does not restore such Salary Reduction (including any amounts in arrears) within 30 days of receiving a written notice of resignation due to such Salary Reduction from a Participant.

(s)                                   “Separation” means the termination of a Participant’s employment with the Company or any of its Affiliates; provided that as to any payment subject to Section 409A of the Code, such termination shall also be a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to any permissible alternative definition thereunder.

SECTION 3.                                                 ELIGIBILITY FOR BENEFITS.

(a)                                 General Rules.  Participants will be notified by separate written notification of their participation in the Plan and their respective Retention Bonus amount.

SECTION 4.                                                 RETENTION BONUS/RETENTION RESTRICTED SHARE AWARD.

(a)                                 Participant Retention Bonus.  Subject to the provisions set forth in this Section 4 and Section 6, the Company will pay to a Participant his or her Retention Bonus, as set forth in his or her respective Notification Letter and, if applicable, as adjusted by Section 4(c) on the earlier of (i) the Participant’s Involuntary Termination, (ii) the 12 month anniversary of a the closing of a Change in Control or (iii) the 24 month anniversary of the Effective Date if, in each case, the Participant is continuously employed by the Company from the Effective Date through such date, as applicable.  The Participant Retention Bonus shall be paid within 60 days following entitlement to such payment.

(b)                                 Participant Retention Restricted Shares. Subject to the provisions set forth in this Section 4 and Section 6, the Company will issue each Participant that number of Retention Restricted Shares as set forth in his or her Notification Letter and such shares shall be 100% vested on the earlier of (i) Involuntary Termination, (ii) the 12 month anniversary of the closing of a Change in Control or (iii) the 24 month anniversary of the Effective Date if, in each case, the Participant is continuously employed by the Company from the Effective Date through such date, as applicable.  If the Retention Restricted Shares are not assumed, continued, converted or replaced by the surviving or successor entity in connection with the Change in Control, then the Retention Restricted Shares will immediately vest upon the closing of such Change in Control transaction. The Retention Restricted Shares shall not be considered to be assumed, continued, converted or replaced by the surviving or successor entity in connection with the Change in Control unless, immediately after the Change in Control, the shares of such stock in the surviving or successor entity are registered and may be traded on a national securities exchange, in each case as determined by the Committee in its sole discretion prior to such Change in Control.

(c)                                  Participant Performance Multiplier.  For Participants other than Next Level Participants, if at any time prior to the 24 month anniversary of the Effective Date, the volume-weighted average of the Company’s Common Stock closing price for 20 consecutive trading days exceeds the levels set out in the table below, then Retention Bonus and Retention Restricted Shares will vest and pay out above Target as set forth in the table below:

Performance Level	Common Stock Price	Vesting % or Retention Bonus Target %
Stretch	$30	125%
Maximum	$35	150%

The Participant will be deemed to have achieved the vesting % amounts associated with the highest volume-weighted average of the Company’s Common Stock closing price for 20 consecutive trading days over the 24 months following the Effective Date or such shorter period if applicable.  In the event of an Involuntary Termination other than for death or disability, then the Performance Level shall be at the greater of Target or the highest Common Stock closing price level attained over 20 consecutive trading days. In the event of an Involuntary Termination for death or disability, the Committee may elect to waive the Company’s volume-weighted average Common Stock closing price for 20 consecutive trading days. For the avoidance of doubt, Next Level Participants are not eligible for the Performance Multiplier as set forth above.  In the event of a Change in Control, then the price paid per share of the Common Stock in the transaction shall be used to determine the Performance Multiplier, if any.

(d)                                 Next Level Participant Retention Bonus. Subject to the provisions set forth in this Section 4 and Section 6 and except as otherwise set forth in such Next Level Participant’s Notification Letter, the Company will pay a Next Level Participant a Retention Bonus, as set forth in his or her respective Notification Letter on the earlier of (i) the Participant’s Involuntary Termination, (ii) in the event of a Change of Control, 33% of the Retention Bonus shall be paid on the closing of the Change of Control transaction, 33% on the  six (6) month anniversary of the closing of the Change in Control and the balance on the 12 month  anniversary of the closing of the Change in Control or (iii) the 24 month anniversary of the Effective Date if in each case, the Participant is continuously employed by the Company from the Effective Date through such date, as applicable.   The Next Level Participant’s Retention Bonus shall be paid within 60 days following entitlement to such payment.

SECTION 5.                                                 TIME AND FORM OF RETENTION BONUS IN INVOLUNTARY TERMINATION.

(a)                                 General Rules.  Subject to Section 6(a), any Retention Bonus or remaining balance thereof provided under Section 4 will be paid to a Participant or Next Level Participant of, if applicable, their heirs or estate within 60 days after an Involuntary Termination.  However, if the 60 day period described in the preceding sentence spans two calendar years, then the payment will be made on the first payroll period following expiration of the applicable consideration and release periods under the Release in the second calendar year. In no event shall payment of any Plan benefit be made prior to the effective date of the Release described in Section 6(a).

SECTION 6.                                                 LIMITATION ON BENEFITS.

(a)                                 Release.  In order to be eligible to receive a Retention Bonus under Section 4 in connection with an Involuntary Termination or in connection with a Change in Control, then a Participant, Next Level Participant or, if applicable, their heirs or estate must execute a general waiver and release (the “Release”) in substantially the form provided by the Company, and such Release must become effective in accordance with its terms within 45 days (subject to any legal revocation rights) following the date of such Release (the “Release Effective Date”); provided, however, (i) no such Release shall require the Participant or Next Level Participant to forego any unpaid salary, any accrued but unpaid vacation pay or other compensation payable to Participant or Next Level Participant pursuant to a separate written agreement and (ii) no such Release shall require the Participant or Next Level Participant to waive any rights to indemnification under any agreement. The Company, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with the Participant or Next Level Participant.

(b)                                 Mitigation.  Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant or Next Level Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s or Next Level Participant’s termination of employment with the Company.

(c)                                  Parachute Payments.  To the extent that the stockholder approval requirements for parachute payments under Section 280G(b)(5) of the Code have not been satisfied, if any payment or benefit the Participant or Next Level Participant would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount; provided, that to the extent any Retention Bonus or Retention Restricted Shares granted pursuant to this Plan would subject a Participant to Section 280G of the Code or otherwise increase the amount of Excise Tax imposed, such Participant or Next Level Participant shall cease to be a Participant or Next Level Participant under this Plan and shall not be eligible to receive a Retention Bonus or Retention Restricted Shares. For avoidance of doubt, any participation notice or letter received by such individual shall be void and cease to be in effect. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

SECTION 7.                                                 RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)                                 Exclusive Discretion. The Plan Administrator shall have the sole and absolute discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)                                 Amendment. The Company reserves the right to amend this Plan provided that such amendment shall not adversely affect a Participant’s or Next Level Participant’s eligibility for, or the amount of the, Retention Bonus or Next Level Participant Retention Bonus, unless such Participant or Next Level Participant consents in writing to such amendment.

(c)                                  Termination. The Plan shall expire on payment of all Retention Bonuses and Next Level Participant Retention Bonuses under the Plan.

SECTION 8.                                                 NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without Cause, and with or without advance notice, which right is hereby reserved.

SECTION 9.                                                 LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the laws of the State of Delaware (without regard to principles of conflict of laws).

SECTION 10.                                          GENERAL PROVISIONS.

(a)                                 Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at Synchronoss, Inc., 200 Crossing Blvd., Bridgewater, NJ 08807, Attn: General Counsel, and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)                                 409A.  This Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt.  Any payments provided under this Plan and subject to Section 409A of the Code are intended to satisfy the “short-term” deferral rule under Treasury Regulation Section 1.409A-1(b)(4).  This Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt.

(c)                                  409A Specified Employee. If a Participant or Next Level Participant is a “specified employee” of the Company or any Affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of a Change in Control, then (i) any payments hereunder, to the extent that they are not exempt from Section 409A of the Code (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Section 409A(a)(1) of the Code (a “Deferred Payment”), will commence on the first business day following (A) the expiration of the six (6) month period measured from the date of the Involuntary Termination or (B) the date of the Participant’s death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.  Notwithstanding the foregoing, any amount paid hereunder that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment.

(d)                                 Transfer and Assignment. The rights and obligations of a Participant or Next Level Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)                                  Taxes.           All payments hereunder shall be subject to all applicable withholding for federal, state and local taxes.

(d)                                 Arbitration. Participant and Company understand and agree that any existing or future dispute or claim arising out of or related to this Plan, or the termination of Participant’s employment, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either party, except as to those claims identified below. The decision of the arbitrator shall be final and binding on both the Participant and the Company and it shall be enforceable by any court having proper jurisdiction. The arbitration proceedings shall be conducted in the city of Newark, New Jersey pursuant to the Federal Arbitration Act, and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or the Employment Arbitration Rules and Procedures adopted by Judicial Arbitration & Mediation Services (“JAMS”). The arbitrator will have all the powers a judge would have in dealing with any question or dispute that may arise before, during and after the arbitration.  The Company agrees to bear the costs of the arbitrator’s fee and all other costs related to the arbitration, assuming such costs are not expenses that the

Participant would be required to bear if he or she were bringing the action in a court of law.  Participant and the Company shall each bear its attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute at issue in the dispute or other appropriate law authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted by the applicable statute or law.

(e)                                  Waiver and Costs of Enforcement. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted to the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(f)                                   Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(g)                                  Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 11.                                          EXECUTION.

To record the adoption of the Plan as set forth herein, Synchronoss Technologies, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

SYNCHRONOSS TECHNOLOGIES, INC.

By:

Name:

Title: